EMPLOYMENT AGREEMENT

     This Agreement is entered into as of this 1st day of July, 1998, by and between HADRON, INC. (the "Company") and C. W.
Gilluly ("Employee").

     WHEREAS, the Company and Employee have agreed to terms upon which Employee will be employed by the Company and wish to set forth such terms and conditions in writing;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Employment.   The Company hereby agrees to employ
          Employee as its CHIEF EXECUTIVE OFFICER for the term as hereinafter set forth. Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with his position. Employee shall report to the Board of Directors (the "Board") of the Company. During the term of this Agreement, Employee shall devote such time to the business of the Company as Employee and the Board deem appropriate, and the Company hereby expressly acknowledges that Employee is employed by other companies and agrees that Employee may continue that employment, so long as no conflict exists between the Company and such other entities. If Employee determines that a conflict has or may arise between his other employment and his duties and responsibilities to the Company, Employee shall notify the Board and shall assist the Board to establish and implement appropriate procedures to resolve the

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          conflict.  Employee shall inform the Board of the
          extent and nature of his activities on behalf of the Company on a periodic basis.

     2. Term. The Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending on the second anniversary of such date (the "Employment Period"). Subject to the provisions of Section 8 hereof, the Employment Period shall be a constant rolling period of two (2) years, commencing on the Effective Date, with the result that, for each day after the Effective Date, Employee's term of employment shall be extended for an additional day so that at all times the remaining period of Employee's term of employment shall be two (2) years; provided that the Employment Period shall end at the first day of the month following Employee's sixty-fifth (65th) birthday.

     3. Base Salary. Employee's initial base salary shall be $ 140,000. Employee's base salary for the future years shall be determined by the Compensation Committee of the Board in its sole discretion. The base salary shall be payable on a bi-weekly basis or such other basis as the Company uses to pay its executive officers.

     4. Stock Options. The Company shall grant to Employee options in its Incentive Stock Option Plan in such amount as determined by the Board. Such amount shall be commensurate with the duties and responsibilities of Employee.

     5. Annual Bonus. In addition to Employee's Base Salary, Employee shall be eligible to earn an annual bonus, in accordance with the Company's Bonus Plan, if one is in effect, or by action of the Board at the recommendation of the Compensation Committee.

     6. Fringe Benefits. Employee shall receive fringe benefits, including an automobile allowance in the initial amount of $250 per month, consistent with the Company's policies for executive officers and as approved by the Board.

     7. Other Benefits. Employee shall be fully reimbursed by the Company for all expenses reasonably incurred in connection with the performance of Employee's duties, upon presentation of expense statements and such other supporting information as the Company may reasonably require. Unless waived by Employee, the Company shall provide to Employee the insurance and medical coverage provided to the Company's executive officers, on the same terms and conditions. Unless otherwise agreed to by the Board and Employee, Employee shall be entitled to four weeks of paid vacation during each year of employment.

     8. Termination and/or Renewal. The Company shall have the right to terminate this Employment Agreement for Cause on the grounds that Employee acted dishonestly in any activity related to this job; Employee has been convicted of a felony or crime of moral turpitude; or for Employee's gross neglect of his duties. If Employee is terminated for Cause, as defined herein, or leaves the employ of the Company voluntarily, then no remuneration will be due past the date of termination.

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          If, during the Employment Period, the Company shall
          terminate Employee's employment other than for Cause, the Company shall pay to Employee in a lump sum in cash within 30 days after the date of termination the sum of
          (1) Employee's base salary and bonus through the date of termination to the extent not therefore paid; (2) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) to the extent not therefore paid; (3) any accrued vacation pay, to the extent not therefore paid; and (4) the base salary that would have been payable to Employee from the Date of Termination to the end of the Employment Period.

     9. Indemnification. The Company shall indemnify and hold Employee harmless from and against any and all causes of action, claims, costs, liabilities, expenses, attorney's fees or damages arising from Employee's performance of his duties as described herein, except however where such claims, etc. are a result of Employee's gross negligence or willful misconduct.

     10. Full Authority. Each party represents to the other that; it has full power and authority to execute, deliver and perform this Agreement; all necessary corporate action on its part for the execution, delivery and performance of this Agreement by it has been duly taken; this Agreement has been duly authorized and executed by it; it is a legal, valid and binding Agreement, enforceable against such party in accordance with its terms.

     11. Entire Agreement/Assignment/Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire Agreement between the parties and shall supersede all previous communications, representations, understandings, and Agreements, either oral or written, between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

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     12.  Waivers.  A waiver by any party of a breach of any
          provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or modification of this Agreement must be in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.


HADRON, INC.                            ACCEPTED & AGREED TO:



By: /S/ ROBERT J. LYNCH, JR.              /S/ C.W. GILLULY
    ---------------------------------     -------------------
     Robert J. Lynch, Jr.                    C. W. Gilluly
     Chairman, Compensation Committee
     Board of Directors


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